UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2014, upon the recommendation of the Governance Committee of CenterPoint Energy, Inc. (the “Company”), the Board of Directors of the Company increased the size of the Board from eight to nine directors and appointed Phillip R. Smith to fill the newly created directorship, effective March 3, 2014. Mr. Smith will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2014 and until his successor is elected and qualified. Mr. Smith is expected to stand for election as director at the annual meeting of shareholders in 2014. Mr. Smith is expected to serve on the Audit Committee of the Company.

Mr. Smith, 62, is President and Chief Executive Officer of Torch Energy Advisors, Inc. Mr. Smith joined Torch as interim President and Chief Executive Officer in October 2012 and was named President and Chief Executive Officer effective January 2013. Prior to joining Torch, Mr. Smith was a partner with KPMG LLP from 2002 to September 2012.

There are no arrangements or understandings between Mr. Smith and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Smith has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Smith will be compensated for his service on the Board of Directors under the Company’s standard arrangement for non-employee directors described in its proxy statement for the 2013 annual meeting of stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: February 25, 2014	By:	/s/ Christopher J. Arntzen
Christopher J. Arntzen
Vice President, Deputy General Counsel and Assistant Corporate Secretary